Exhibit 10.1

(Amended and Restated Forbearance Agreement)

AMENDED AND RESTATED AGREEMENT CONCERNING OUTSTANDING/FUTURE COMMISSIONS

AND

SECURITY AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT CONCERNING OUTSTANDING/FUTURE COMMISSIONS AND SECURITY AGREEMENT (this “Agreement”), dated as of June 12, 2014 , by and between ACN, Inc. (“ACN US”), ACN Europe B.V. (“ACN Europe”), ACN Digital Phone Service, LLC (“DPS”) (ACN US, ACN Europe and DPS are collectively referred to herein as “ACN”), and deltathree, Inc. (“Inc.”), DME Solutions, Inc. (“DME”), and Delta Three Israel, Ltd. (“Delta Three Israel”) (Inc., DME, and Delta Three Israel are collectively referred to herein as “D3”).

WHEREAS, ACN US and D3 entered into a Sales Agency Agreement dated September 27, 2010 and amended as of January 26, 2011, and ACN Europe entered into the Introducer Agreement with those same D3 parties dated April 13, 2011, (both documents together herein referred to as the “Agency Agreements”), whereby D3 is obligated, among other things, to pay ACN certain commissions (together with related payment obligations, the “Commissions”) for ACN US’s (which also includes sales in Canada) and ACN Europe’s sale of D3’s mobile application services (the “Mobile Applications”);

WHEREAS, ACN US, ACN Europe, and D3 entered into an Agreement Concerning Outstanding/Future Commissions (the “Forbearance Agreement”) dated April 1, 2012 whereby ACN US and ACN Europe agreed, subject to the terms of the Forbearance Agreement, to forbear from exercising their rights and pursuing their remedies for Commissions due from D3 to ACN US and ACN Europe;

WHEREAS, to date, D3 has not paid to ACN Commissions owed to ACN as required under the Forbearance Agreement, and D3 has requested that ACN US and ACN Europe continue to forbear from exercising their rights and pursuing their remedies for overdue Commissions;

WHEREAS, ACN US and ACN Europe are willing to continue forbearance as requested by D3, subject to the terms and conditions of this Agreement set forth below, including without limitation the granting by D3 of a security interest in all of its assets;

WHEREAS, on February 7, 2013, DPS assigned to Inc. all of DPS’s rights and obligations under that certain Software License and Distribution Agreement, dated as of October 31, 2011 (the “License Agreement”), between DPS and CounterPath Corporation (“CPC”) (such assignment, the “License Assignment”), and as consideration for the License Assignment, Inc. agreed to pay to DPS $286,875 (the “License Assignment Payment”);

WHEREAS, to date, Inc. has yet to pay to DPS any portion of the License Assignment Payment and Inc. has requested that DPS allow Inc. to make the License Assignment Payment over time; and

WHEREAS, ACN and D3 have agreed that the License Assignment Payment obligation owed by Inc. to DPS should be, along with the Commissions owed by D3 to ACN US and ACN Europe (the Commissions and the License Assignment Payment are referred to herein as the “Payment Obligations”), subject to the terms and conditions of this Agreement, including without limitation the grant of security interest in all of D3’s assets.

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NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Past Due Payment Obligations

a)	Commissions. The total past due amount for all Commissions owed to ACN US and ACN Europe that remained unpaid as of February 28, 2014 is $ 1,256,899.07(consisting of $ 1,145,021.53 in commissions and $ 111,877.54 in late payment fees on unpaid commissions).

b)	License Assignment Payment. The total amount of the License Assignment Payment due to DPS from Inc. was $286,875 as of December 31, 2013. On March 13, 2014, the License Assignment Payment was reduced to $113,000 (consisting of $58,000 in prepaid license fees and $55,000 in branding and support fees) in connection with a re-assignment of the license back to DPS in the amount of $173,875.

c)	Total Payment Obligations. Therefore the total amount of the Payment Obligations as of March 13, 2014, was (i) $1,369,899.07 plus (ii) the amount of Commissions accrued after February 28, 2014, through and including March 13, 2014. Additional Commissions (including both commissions and late payment fees) have continued to accrue after March 13, 2014 through and including the date hereof, and when aggregated with Payment Obligations owed as of March 13, 2014, such total amount constitutes the currently due and owing Payment Obligations.

2.	Payment of Past Due, Additional, and Current Obligations; Forbearance

a)	Interest. A late payment fee in the amount of one percent (1%) per month (“Interest”) shall accrue on all unpaid Payment Obligations from and after the date hereof. Commencing on July 15, 2014 and continuing on the 15th day of each month thereafter, D3 shall pay to ACN the Interest accrued since the 15th day of the previous month. D3 and ACN understand and agree that (i) if D3 does not timely pay any Interest amount, not in limitation of any other rights or remedies available to ACN, such amount shall be added to and considered a part of the Payment Obligations and (ii) Additional Payment Obligations that accrue shall become and be deemed included within the Payment Obligations. The “Additional Payment Obligations” shall be any amounts owed as commissions or otherwise that are past-due and unpaid after the date hereof. The Parties agree that the method for determining Interest throughout the term of this Agreement shall be a calculation each month of 1% of the total Payment Obligations that remain outstanding to ACN after any and all payments have been applied on the 15th day of such month.

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b)	Pay Down. Commencing on July 15, 2014, and continuing on the 15th day of each month thereafter, D3 shall, in addition to paying the Interest described in clause a) above, Pay Down any outstanding Obligations (defined below). The amount of such “Pay Down” shall be at least $114,000.00 per month and shall continue until such time as all Obligations are fully paid and satisfied and no additional Obligations are incurred.

c)	Current Commissions. Commencing on July 15, 2014, and continuing on the 15th day of each month thereafter, D3 shall pay all then current commissions (the “Current Payment Obligations”) on a timely basis as required under the Agency Agreements starting with those commissions that are reported for June 2014. Any cure periods provided for under the Agency Agreements for non-payment shall continue to not apply. Current Payment Obligations will be deemed included within Payment Obligations if not timely paid, but such inclusion will not extend the due date for payment of the Current Payment Obligations and any failure to timely pay as provided in this subsection c) shall be deemed a material breach of the Agency Agreements and this Agreement.

d)	Forbearance. Subject to subsection e) below, so long as D3 agrees to and fulfills the terms and conditions of this Agreement, ACN agrees to (i) forbear from exercising its rights or pursuing its remedies for D3’s breaches of the Agency Agreements that have occurred on or before the date hereof (or are directly contemplated by this Agreement) and are known to ACN, and (ii) permit D3 to pay the License Assignment Payment over time in accordance with the terms and conditions of this Agreement.

e)	Forbearance Expiration. ACN’s agreement in subsection d) above is effective as of the date hereof and shall continue for a period that will expire on July 31, 2014 (the “Initial Forbearance Period”). Upon the expiration of the Initial Forbearance Period, ACN’s agreement in subsection d) above shall automatically renew on a month-to-month basis unless terminated by either party by the giving of written notice of termination to the other party at least one (1) month prior to the expiration of the Initial Forbearance Period, or any successive term, as the case may be. However, without the prior mutual written consent of both parties, ACN’s agreement in subsection d) above shall not be subject to automatic renewal beyond July 15, 2015 and shall therefore expire no later than that date. Upon the expiration of the Initial Forbearance Period or any subsequent renewal(s), unless ACN’s agreement in subsection d) above has renewed, all unpaid Obligations (including without limitations all of the Payment Obligations) shall become immediately due and payable by D3 to ACN and unless so paid, an Event of Default shall be deemed to have occurred and ACN shall be entitled to exercise its Remedies described in Section 8. b.

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3.	Guaranty Regarding License Assignment Payment. Each of DME and Delta Three Israel hereby unconditionally guarantees the payment and performance of Inc.’s obligations under the License Assignment and hereunder, including without limitation Inc.’s License Assignment Payment obligation. This guaranty is referred to herein as the “Guaranty”. DPS shall not be required to undertake or commence any action or suit, nor to exhaust any other remedies against Inc., prior to making demand or invoking any action under this Agreement, including without limitation with respect to this Guaranty. Neither legal insolvency of Inc., nor a discharge of the obligation as to Inc. under any state or federal laws, shall be a defense by DME or Delta Three Israel to the enforcement of the Guaranty.

4.	Continuity of Service. D3 expressly commits, at ACN’s option and to the extent and for any time period requested by ACN, to support ACN in ensuring continuity of service to ACN’s customers for both the Mobile Applications that are the subject of the Agency Agreements, as well as the existing Service Agreements between D3 and both ACN KR and ACN AU, should those networks otherwise become unavailable, provided that ACN provides the cash and other financial resources required to pay all costs and expenses incurred by D3 to continue operating the networks (including, but not limited to, cash required to pay D3 employees' salaries, network and termination costs, etc.). At ACN’s request, which may be made at any time, D3 shall provide ACN with projected costs and expenses to be reasonably incurred in connection with the foregoing provision, and shall provide ACN with reports as to actual costs and expenses as they are incurred. Continuity of Service includes ordering, portals, billing, device management, network deployment and monitoring, tier 3 support services, and reporting. Such support would also include maintaining: a business grade VoIP service to end users, software/hardware support contracts, and appropriate system level backups.

5.	Security Agreement

a)	Creation and Grant of Security Interest.
i.	D3 hereby grants to ACN, to secure the payment and performance in full of all of the Obligations under this Agreement (including without limitations Obligations arising under the Agency Agreements and the License Assignment), a continuing security interest in, and pledges to ACN, all of D3’s right, title and interest in, to and under all of the Collateral described in Exhibit A, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If D3 shall acquire a commercial tort claim, D3 shall promptly notify ACN in writing of the general details thereof and grant to ACN a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to ACN. With respect to Collateral assets of Delta Three Israel located in Israel and/or which are subject to Israeli liquidation law wherever situated, the security interest shall be a general floating charge (the “Floating Charge”), except to the extent a specific lien for the benefit of ACN is duly created. Other than the Liens created under the D4 Loan Agreements, D3 (including Delta Three Israel) is hereby prohibited from creating any additional Liens on its property, of any sort, without the prior written consent of ACN.

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ii.	D3 hereby grants ACN a security interest to secure all future advances from ACN to D3 or other future obligations of D3 to ACN under any promissory note, contract, guaranty, or other evidence of debt existing now or executed after this Amendment, whether or not this Amendment is specifically referred to in the evidence of debt and whether or not such future advances or obligations are incurred for any purpose that was related to the purpose of this Amendment.

iii.	If this Agreement is terminated, ACN’s security interest in the Collateral shall continue until the Obligations are repaid in full. Upon payment in full of the Obligations and upon such time as no additional Obligations may be incurred, ACN shall, at D3’s sole cost and expense, release its security interest in the Collateral and all rights therein shall revert to D3.

iv.	“Obligations” as used in this Section 5 and otherwise in this Agreement shall mean all obligations of each D3 party to any ACN party hereto, including without limitation: (i) the Payment Obligations, the Guaranty, and any and all other obligations of any D3 party to any ACN party under, arising from, in connection with, or otherwise relating to this Agreement; (ii) all future advances which any ACN party may, at its option and for any purpose, make to any D3 party, together with interest thereon; (iii) all expenses, including reasonable attorneys’ fees, which any ACN party incurs in connection with collection of any or all Obligations or in enforcement or protection of its rights hereunder, or any other instrument given as security for the Obligations; and (iv) all other present or future, direct or indirect, absolute or contingent, liabilities, obligations and indebtedness of any D3 party to any ACN party, however created, and specifically including all or part of any renewal or extension of any Obligation whether or not D3 executes any extension agreement or renewal instrument.

b)	Authorization to File Financing Statements. D3 hereby authorizes ACN to file financing statements, or any document similar thereto (including, without limitation, collateral agreements and filings with the United States Patent and Trademark Office), without notice to D3, with all appropriate jurisdictions to perfect or protect ACN’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in ACN’s discretion, and may include a notice that any disposition of the Collateral, either by D3 or any other person, shall be deemed to violate the rights of ACN under the Uniform Commercial Code.

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6.	Representation and Warranties. Except as stated below, each of the parties hereby represents and warrants to the other party as of the date hereof as follows:

a)	Binding Agreement. This Agreement constitutes a valid and binding obligation of such party, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights in general, and general principles of equity.

b)	Organization; Power; Authorization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Such party has all requisite power and authority (corporate and otherwise) to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party.

c)	Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any injunction, judgment, order, decree, ruling, charge or any provision of such party’s charter documents, or, to such party’s knowledge, any restriction of any government, governmental agency, or court to which such party is subject, or (b) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any material agreement, contract, lease, license, instrument, or other arrangement to which such party is a party or by which it is bound or to which any of its assets are subject. Such D3 party has obtained the consent of D4 under the D4 Loan Agreements to enter into this Agreement and effect the transactions contemplated hereunder.

d)	Collateral – In addition, each D3 party hereby represents and warrants to AC N as of the date hereof as follows:

i.	Such D3 party has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a security interest hereunder, free and clear of any and all Liens except Permitted Liens. The security interests granted to ACN under this Agreement constitute valid and perfected first priority liens and security interests (junior in priority to all liens and security interests granted by the Company to D4 Holdings) in and upon the Collateral to which such D3 party now has or hereafter acquires rights other than with respect to Permitted Liens. Such D3 party has no deposit accounts other than the deposit accounts described in Exhibit A and those which such D3 party has given ACN written notice and taken such actions as are necessary to give ACN a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

ii.	The Collateral is not in the possession of any third party bailee (such as a warehouse). None of the components of the Collateral shall be maintained at locations other than (A) the primary business address of such D3 party, (B) collocation sites at which such D3 party leases space and (C) storage facilities utilized by such D3 party, in the case of (B) and (C) at such locations as have been previously disclosed in writing to ACN. In the event that such D3 party, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then such D3 party will first receive the written consent of ACN and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to ACN in its sole discretion.

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iii.	All Inventory is in all material respects of good and marketable quality, free from material defects.

iv.	Such D3 party is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Such D3 party’s intellectual property does not include any patents, nor does such D3 party have any patents pending or any applications for patents on file. No part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of such D3 party’s knowledge and except as previously disclosed in writing to ACN or its representatives no claim has been made that any part of the intellectual property violates the rights of any third party.

v.	Such D3 party is not a party to, nor is bound by, any material license or other agreement with respect to which such D3 party is the licensee (A) that prohibits or otherwise restricts such D3 party from granting a security interest in such D3 party’s interest in such license or agreement or any other property, or (B) for which a default under or termination of could interfere with ACN’s right to sell any Collateral. Such D3 party shall provide written notice to ACN within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on such D3 party’s business or financial condition (other than over-the-counter software that is commercially available to the public). Such D3 party shall take such steps as ACN requests to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (Y) all such licenses or agreements to be deemed “Collateral” and for ACN to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (Z) ACN to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with ACN’s rights and remedies under this Agreement.

e)	Good Faith and Arm’s Length Transaction. The transactions contemplated by this Agreement are being made on a good faith, arms-length basis on what such D3 party reasonably believes to be the best available market terms, such D3 party reasonably believes in good faith that the terms and conditions of this Agreement are substantially equivalent to and at least as favorable in the aggregate as those such D3 party would be able to receive from an unaffiliated Person.

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7.	Covenants.

a)	Existing Covenants. The affirmative and negative covenants in Section 5 of the D4 Fourth Loan Agreement are incorporated herein by reference and shall run to the benefit of ACN as if ACN were “Lender” thereunder. Defined terms in such covenants, unless otherwise defined in this Agreement, shall have the meanings given them in the D4 Fourth Loan Agreement. The covenants will apply as in effect as of the date hereof and any amendment or other modification to any covenant in the D4 Fourth Loan Agreement will not apply under this Agreement without ACN’s written consent. Notwithstanding the foregoing, the following modifications shall be deemed made to the convents: the Indebtedness covenant in Section 5(B)(iii) of the D4 Fourth Loan Agreement as incorporated in this Agreement shall be deemed to permit indebtedness allowed as of the date hereof under all of the D4 Loan Agreements.

b)	D4 Consent. D3 shall deliver to ACN a copy of the written consent from D4 Holdings, LLC, permitting D3 to enter into this Agreement and effect the transactions contemplated hereunder. Notwithstanding anything to the contrary. the forbearance and other obligations of ACN hereunder shall not be deemed in effect until such consent is received by ACN from D3.

8.	Events of Default; Remedies Upon Default.

a)	Events of Default. The occurrence of any of the following events shall constitute an event of default (each, an “Event of Default”) hereunder:

i.	D3 fails to pay timely any of the Payment Obligations or other Obligations, when the same becomes due and payable;

ii.	With respect to any D3 party, such D3 party (A) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (B) applies for or consents to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for such D3 party or for a substantial part of such D3 party’s assets; (C) makes a general assignment for the benefit of creditors; (D) becomes unable to, or admits in writing its inability to, pay its debts generally as they come due; or (E) takes any corporate action in furtherance of any of the foregoing;

iii.	An involuntary petition is filed against any D3 party (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, sequestrator, conservator, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of any D3 party;

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iv.	One or more judgments for the payment of money in an amount, individually or in the aggregate, that could reasonably be expected to have a material adverse effect on D3’s business or operations (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) are entered by a court of competent jurisdiction against any D3 party which judgment remains undischarged, unsatisfied, unvacated or unstayed for a period of ten (10) days after such judgment becomes final and non-appealable;

v.	A default or breach occurs under any agreement between any D3 party and any creditor of such D3 party that signed a subordination, intercreditor, or other similar agreement with ACN, or any creditor that has signed such an agreement with ACN breaches any terms of such agreement;

vi.	Any representation, warranty or other statement made by any D3 party in this Agreement, or any other agreement or other document delivered in connection with this Agreement, shall prove to have been false or misleading in any material respect when made;

vii.	Any D3 party violates any covenant set forth in Section 7 hereof;

viii.	After the date hereof, any D3 party grants any Person, other than ACN, any Lien or other encumbrance on all or any substantial part of its assets, other than (A) with respect to Permitted Liens or (B) with respect to any Lien or other encumbrance that is junior in priority to the Lien created by Section 5 hereof;

ix.	There is a default in any agreement to which any D3 party is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in an amount that could, in ACN’s sole discretion, reasonably be expected to result in a Material Adverse Change; provided, however, that the Event of Default under this Section caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon ACN receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) ACN has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of ACN be materially less advantageous to D3;

x.	This Agreement, at any time after its execution and delivery and for any reason or the indefeasible satisfaction in full, in cash, of all the Obligations, ceases to be in full force and effect; or any D3 party contests in any manner the validity or enforceability of this Agreement; or any D3 party denies that it has any or further liability or obligation under this Agreement, or purports to revoke, terminate or rescind this Agreement; or

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xi.	There shall have occurred, as determined by ACN its sole discretion, any Material Adverse Change.

b)	Remedies Upon Default. Upon the occurrence of an Event of Default hereunder:

i.	all unpaid Payment Obligations and other Obligations shall, at the option of ACN, be immediately due and payable by D3 (but if an Event of Default described in Section 8(a)(ii) or (iii) occurs, all Obligations are immediately due and payable without any action by ACN);

ii.	ACN may terminate this Agreement, any of the Agency Agreements, the License Assignment, or any related agreement, or any of ACN’s obligations hereunder or thereunder (any termination will not affect D3’s Obligations, which shall survive until paid in full);

iii.	ACN shall have the right to exercise all the remedies of a secured party under the Code or other applicable law, including without limitation the right to require D3 to assemble the Collateral and to make it available to ACN at a place designated by ACN. D3 will pay any reasonable expenses (including reasonable attorneys’ fees) incurred by ACN in connection with the exercise of any of ACN’s rights hereunder, including without limitation any expense incurred in disposing of the Collateral.

iv.	ACN may proceed to protect and enforce its right by suit in the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or may proceed to enforce the payment of the Obligations or to enforce any other legal or equitable rights as ACN may have, including exercising any right or remedies available to ACN under this Agreement and under the Code or other applicable law (including disposal of the Collateral pursuant to the terms thereof); and

v.	Any and all amounts (including without limitation reasonable costs and expenses of collection, and reasonable attorneys’ fees) outstanding hereunder after an Event of Default shall bear interest from the date due until paid at the rate of eighteen percent (18%) per annum.

vi.	Upon the occurrence of an Event of Default, and upon the filing of a suit or other commencement of judicial proceedings to enforce the rights of ACN under this Agreement, ACN shall be entitled, as a matter of right, to the appointment of a receiver or receivers of D3 and of the revenues, issues, payments and profits thereof, pending such proceedings, with such powers as the court making such appointment shall confer.

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vii.	If an Event of Default occurs, in addition to any other right under this Agreement, ACN shall have the right to require, in writing, D3 to hire either an independent management consultant with sufficient expertise in and knowledge of the business of D3, or new management, and shall have the right to consent, in writing, to the independent management consultant, management personnel and/or company that D3 recommends as consultant or replacement management, as applicable.

c)	Power of Attorney. Subject to any conflicting rights held by D4 Holdings, LLC, under the D4 Loan Agreements (or related “Loan Documents” defined therein) as of the date hereof, D3 hereby irrevocably appoints ACN as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse D3’s name on any checks or other forms of payment or security; (b) sign D3’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms ACN determines reasonable; (d) make, settle, and adjust all claims under D3’s insurance policies; (e) pay, contest or settle any Lien (except for Permitted Liens), charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of ACN or a third party as the Code or other applicable law permits. D3 hereby appoints ACN as its lawful attorney-in-fact to sign D3’s name on any documents necessary to perfect or continue the perfection of ACN’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full. ACN’s foregoing appointment as D3’s attorney-in-fact, and all of ACN’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid.

d)	Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, D3 shall have no right to specify the order or the accounts to which ACN shall allocate or apply any payments required to be made by D3 to ACN or otherwise received by ACN under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, ACN may apply any funds in its possession, whether from D3 account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as ACN shall determine in its sole discretion. If ACN, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, ACN shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by ACN of cash therefor.

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e)	ACN’s Liability for the Collateral. So long as ACN complies with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of ACN customary for Persons in possession or having control of items similar to the Collateral, ACN shall not be liable or responsible for: (i) any loss or damage to the Collateral; (ii) any diminution in the value of the Collateral; or (iii) any act or default of any carrier, warehouseman, bailee, or other Person. D3 bears all risk of loss, damage or destruction of the Collateral.

9.	Other Provisions.

a)	Demand Waiver; Representations and Expenses. D3 waives presentment, notice of dishonor, protest and notice of protest of this Agreement and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Agreement, and shall pay reasonable out-of-pocket costs and expenses of collection when incurred by ACN, including, without limitation, reasonable attorneys’ fees and expenses.

b)	Waivers by ACN; Remedies Cumulative. Either party’s failure, at any time or times, to require strict performance by the other party of any provision of this Agreement shall not waive, affect, or diminish any right of such party thereafter to demand strict performance and compliance herewith. Any waiver is only effective for the specific instance and purpose for which it is given. ACN’s rights and remedies under this Agreement are cumulative. ACN has all rights and remedies provided under the Code, by law, or in equity. ACN’s exercise of one right or remedy is not an election, and ACN’s waiver of any Event of Default is not a continuing waiver. Any delay in exercising any remedy by a party is not a waiver, election, or acquiescence.

c)	Binding Agreement; Governing Law; Venue/Arbitration. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of New York and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction. In the event ACN elects to enforce its rights or exercise its remedies under or in connection with this Agreement, ACN may, in its sole discretion, do so through any means allowed under this Agreement, at law or in equity, including without limitation, (i) arbitration as outlined under Section 18(f) of the Agreements, except such arbitration may be held in Charlotte, North Carolina, in ACN’s sole discretion, or (ii) action in any state or federal court in Charlotte, North Carolina.

d)	Entire Agreement; Amendment; Amended and Restated Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and there are no agreements, understandings, representations, or warranties regarding the subject matter hereof that are not set forth herein. This Agreement may not be amended or revised except by a writing signed by D3 and ACN. This Agreement is an amendment and restatement of the Forbearance Agreement and does not extinguish any of D3’s obligations thereunder; rather, all such obligations carry forward and are included among the Obligations under this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed a waiver of any of ACN’s rights or remedies under the Forbearance Agreement, the Agency Agreements, the License Assignment, or any related agreement. Upon any termination of the Agency Agreements, the License Assignment, or any related agreements, D3’s payment obligations and ACN’s rights with respect thereto under this Agreement shall survive.

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e)	Notices. Any notices required or permitted to be sent to D3 or ACN shall be delivered pursuant to the notice provisions of the Agency Agreements.

f)	Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute but one instrument, and in the event any signature is delivered by facsimile or “.pdf” transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” were an original thereof.

g)	Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity or enforceability of any other provision hereof.

h)	Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit, or describe the scope or substance of any provision of this Agreement.

i)	Interpretation. All pronouns used herein shall include the masculine, feminine, and neuter gender as the context requires. All defined terms shall include both the plural and singular case as the context requires.

j)	Restriction on Assignment. Notwithstanding anything herein to the contrary, D3 shall not assign this Agreement without obtaining the prior written approval of ACN. ACN may assign or transfer any of its rights or obligations under this Agreement without the consent of D3, and the provisions of this Agreement shall be binding upon and inure to the benefit of such assignee or transferee. Any attempted assignment in violation of this Section 7(j) shall be void and the other party hereto shall not recognize any such purported assignment.

k)	D3 Matters. Each D3 party hereunder shall be jointly and severally obligated to repay all Obligations hereunder, regardless of which D3 party actually incurred such Obligation, as if each D3 party hereunder directly incurred such Obligation. Each D3 party waives any suretyship defenses available to it under the Code or any other applicable law. Each D3 party waives any right to require ACN to: (i) proceed against any other D3 party or any other Person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. ACN may exercise or not exercise any right or remedy it has against any D3 party or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any D3 party’s liability hereunder. Notwithstanding any other provision of this Agreement, each D3 party irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such D3 party to the rights of ACN under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other D3 party, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such D3 party with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by D3 with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a D3 party in contravention of this Section, such D3 party shall hold such payment in trust for ACN and such payment shall be promptly delivered to ACN for application to the Obligations, whether matured or unmatured.

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l)	Maximum Legal Rate. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Agreement, together with all fees, charges, and other payments or rights which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate (as defined below), D3 shall not be obligated to pay, and ACN shall not be entitled to charge, collect, receive, reserve, or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by ACN in connection with this Agreement under applicable law. In accordance with this paragraph, any amounts received in excess of the Highest Lawful Rate shall be applied towards the prepayment of principal then outstanding.

10.	Definitions. As used in this Agreement:

a)	“Account” means all present and future rights of D3 to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

b)	“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

c)	“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or governmental action to close.

d)	“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Delaware; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, ACN’s security interest in any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Delaware, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

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e)	“Collateral” is any and all properties, rights and assets of any and all D3 parties described on Exhibit A.

f)	“D4 Loan Agreements” means, collectively, (i) that certain Loan and Security Agreement dated as of March 1, 2010, (ii) that certain Second Loan and Security Agreement dated as of August 10, (iii) that certain Third Loan and Security Agreement dated as of March 2, 2011, and (iv) that certain Fourth Loan and Security Agreement dated as of September 12, 2011 (the “D4 Fourth Loan Agreement”), each as in effect on the date of this Agreement.

g)	“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

h)	“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of D3’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

i)	“Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

j)	“Material Adverse Change” means (i) any impairment in the perfection or priority of ACN’s security interest in the Collateral, other than with respect to any Permitted Lien, or in the value of such Collateral; (ii) a material adverse change in the business, operations or condition (financial or otherwise) of D3; or (iii) a material impairment in the prospect of repayment of any portion of the Obligations.

k)	“Permitted Liens” means the following: (i) the Liens under the D4 Loan Agreements.

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l)	“Person” means an individual, corporation association, partnership, limited liability company, joint venture, trust, government, agency department or any other entity.

m)	“Records” means all of D3’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of D3 with respect to the foregoing maintained with or by any other person).

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACN, INC.

By:/s/ Charles Barker

Name: Charles Barker

Title: CEO

ACN Europe B.V.

By:/s/ Dave Merriman

Name: Dave Merriman

Title: Director

ACN DIGITAL PHONE SERVICE, LLC

By:/s/ Charles Barker

Name: Charles Barker

Title: Treasurer

DELTATHREE, INC.

By:/s/ Effi Baruch

Name: Effi Baruch

Title: CEO and President

DME SOLUTIONS, INC.

By:/s/ Effi Baruch

Name: Effi Baruch

Title: CEO and President

DELTA THREE ISRAEL, LTD.

By:/s/ Effi Baruch

Name: Effi Baruch

Title: CEO and President

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Exhibit A

Description of Collateral

The “Collateral” consists of all of each D3 party’s right, title and interest in, to and under all of its assets, including without limitation the the following personal property:

1.	All Accounts and other indebtedness owed to D3;

2.	All present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, intellectual property, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, technology, software, know-how, designs, trade secrets, goodwill, processes, drawings, blueprints, customer lists, mailing lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, securities, investment property, letters of credit, proceeds of letters of credit, bankers’ acceptances and guaranties;

3.	All present and future monies, securities, credit balances, deposits, deposit accounts and other property of D3, including without limitation any such items now or hereafter held or received by or in transit to ACN or any of its affiliates or at any other depository or other institution from or for the account of D3, whether for safekeeping, pledge, custody, transmission, collection or otherwise; and all present and future Liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of Account Debtors or other Persons securing the obligations of Account Debtors;

4.	All Inventory;

5.	All Equipment;

6.	All Records; and

7.	All products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

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